Exhibit 99.4

Max Re Capital Ltd.

CODE OF BUSINESS CONDUCT AND ETHICS

Preamble

This code and related policies are current as of January 31, 2003. In adopting and publishing these guidelines, you should note that (1) in some respects our policies may exceed minimum legal requirements or industry practice, and (2) nothing contained in this code should be construed as a binding definition or interpretation of a legal requirement or industry practice.

Please note that this code is not an employment contract and does not modify the employment relationship between us and you. We do not create any contractual or legal rights or guarantees by issuing these policies, and we reserve the right to amend, alter and terminate policies at any time and for any reason.

To obtain additional copies of this code, you may contact Sheila Gringley or access it from the web at http://www.maxre.bm.

Table of Contents

FORWARD	II

INTRODUCTION	1

COMPLIANCE WITH LAWS	3

CONFLICTS OF INTEREST	3

Doing Business with Family Members	4
Ownership in Other Businesses	4
Outside Employment	5
Service on Boards	5
Business Opportunities	5

GIFTS AND ENTERTAINMENT	5

Accepting Gifts and Entertainment	6
Giving Gifts and Entertaining	6

FAIR DEALING	6

SECURITIES LAWS AND INSIDER TRADING	6

RESPONDING TO INQUIRIES FROM THE PRESS AND OTHERS	7

CONFIDENTIALITY	8

SAFEGUARDING CORPORATE ASSETS	8

POLITICAL ACTIVITY	8

EQUAL EMPLOYMENT OPPORTUNITY AND ANTI-HARASSMENT	8

HEALTH AND SAFETY	9

ACCURACY OF COMPANY RECORDS	9

RECORD RETENTION	10

ADMINISTRATION OF THE CODE	11

Distribution	11
Role of Supervisors and Officers	12
Oversight by the Board of Directors	12
Reporting Violations	12
Investigations	12
Disciplinary Action	12
No Retaliation	13
Approvals	13
Waivers	13
Certifications	13

ASKING FOR HELP AND REPORTING CONCERNS	12

i

Forward

To all employees, officers and directors:

Our company is founded on our commitment to the highest ethical principles and standards. We value honesty and integrity above all else. Upholding these commitments is essential to our continued success.

The law and the ethical principles and standards that comprise this code of conduct must guide our actions. The code is broadly stated. Its guidelines are not intended to be a complete listing of detailed instructions for every conceivable situation. Instead, it is intended to help you develop a working knowledge of the laws and regulations that affect your job.

Adhering to this code is essential. I have personally taken the time to study it carefully and I encourage you to do the same. I have also signed a statement confirming that I have read this code carefully, and I expect you to do the same by signing the confirmation form that appears on the final page.

Ultimately, our most valuable asset is our reputation. Complying with the principles and standards contained in this code is the starting point for protecting and enhancing that reputation. Thank you for your commitment!

Robert J. Cooney

Chairman, President and Chief Executive Officer

ii

Introduction

All of our employees, officers and directors must read and use this code of conduct to ensure that each business decision follows our commitment to the highest ethical standards and the law. Adherence to this code and to our other official policies is essential to maintaining and furthering our reputation for fair and ethical practices among our clients, shareholders, employees and communities.

It is the responsibility of every one of us to comply with all applicable laws and regulations and all provisions of this code and the related policies and procedures. Each of us must report any violations of the law or this code. Failure to report such violations and failure to follow the provisions of this code may have serious legal consequences and will be disciplined by the company. Discipline may include termination of your employment.

This code summarizes certain laws and the ethical policies that apply to all of our employees, officers and directors. Several provisions in this code refer to more detailed company policies. If these detailed policies are applicable to you, it is important that you read, understand, and be able to comply with them. If you have questions as to whether any detailed policies apply to you, contact our compliance officer, as set forth in the “Helpful Contact Information” Section at the end of this code.

Situations that involve ethics, values and violations of certain laws are often very complex. No single code of conduct can cover every business situation that you will encounter. Consequently, we have implemented the compliance procedures outlined in the sections of this code entitled “Administration of the Code” and “Asking for Help and Reporting Concerns.” The thrust of our procedures is when in doubt, ask. If you do not understand a provision of this code, are confused as to what actions you should take in a given situation, or wish to report a violation of the law or this code, you should follow those compliance procedures. Those procedures will generally direct you to talk to either your supervisor or our compliance officer. There are few situations that cannot be resolved if you discuss them with your supervisor or our compliance officer in an open and honest manner.

After reading this code, you should:

•	Have a thorough knowledge of the code’s terms and provisions.

•	Be able to recognize situations that present legal or ethical dilemmas.

•	Be able to deal effectively with questionable situations in conformity with this code.

In order to be able to accomplish these goals, we recommend that you take the following steps:

•	Read the entire code of conduct thoroughly.

•	If there are references to more detailed policies that are not contained in this code, obtain and read those policies if they apply to you.

•	Think about how the provisions of this code apply to your job, and consider how you might handle situations to avoid illegal, improper, or unethical actions.

•	If you have questions, ask your supervisor or our compliance officer.

When you are faced with a situation and you are not clear as to what action you should take, ask yourself the following questions:

•	Is the action legal?

•	Does the action comply with this code?

•	How will your decision affect others, including our clients, shareholders, employees and the community?

•	How will your decision look to others? If your action is legal but can result in the appearance of wrongdoing, consider taking alternative steps.

•	How would you feel if your decision were made public? Could the decision be honestly explained and defended?

•	Have you contacted your supervisor or our compliance officer regarding the action?

Compliance with Laws

First and foremost, our policy is to behave in an ethical manner and comply with all laws, rules and government regulations that apply to our business. It is your responsibility to know and follow the law and conduct yourself in an ethical manner. It is also your responsibility to report any violations of the law or this code. You may report such violations by following the compliance procedures contained in the section of the code entitled “Asking for Help and Reporting Concerns.”

If you have any questions concerning any possible reporting or compliance obligations, or with respect to your own duties under the law, you should not hesitate to call and seek guidance from our compliance officer.

Conflicts of Interest

All of us must be able to perform our duties and exercise judgment on behalf of our company without influence or impairment, or the appearance of influence or impairment, due to any activity, interest or relationship that arises outside of work. Put more simply, when our loyalty to our company is affected by actual or potential benefit or influence from an outside source, a conflict of interest exists. We should all be aware of any potential influences that impact or appear to impact our loyalty to our company. In general, you should avoid situations where your personal interests conflict, or appear to conflict, with those of our company.

Any time you believe a conflict of interest may exist, you must disclose the potential conflict of interest to our compliance officer. Any activity that is approved, despite the actual or apparent conflict, must be documented. A potential conflict of interest that involves an executive officer must be approved by our Board of Directors or its designated committee. A potential conflict of interest involving an officer with the title of Vice President and above must be approved by our compliance officer and may be reported to our Board of Directors or its designated committee.

It is not possible to describe every conflict of interest, but some situations that could cause a conflict of interest include:

•	Doing business with family members

•	Having a financial interest in another company with whom we do business

•	Taking a second job

•	Managing your own business

•	Serving as a director of another business

•	Being a leader in some organizations

•	Diverting a business opportunity from our company to another company

Doing Business with Family Members

A conflict of interest may arise if family members work for a client, broker or other third party with whom we do business. It also may be a conflict if a family member has a significant financial interest in a client, broker or other third party with whom we do business. A “significant financial interest” is defined below. Before doing business on our behalf with an organization in which a family member works or has a significant financial interest, an employee must disclose and discuss the situation with our compliance officer. Document the approval if it is granted. If the only interest you have in a client, broker or other third party with whom we do business is because a family member works there, then you do not need to disclose the relationship or obtain prior approval unless you deal with the client, broker or such other third party.

“Family members” include your:

• Spouse	• Brothers or sisters

• Parents	• In-laws

• Children	• Life partner

Employing relatives or close friends who report directly to you may also be a conflict of interest. Although our company encourages employees to refer candidates for job openings, employees who may influence a hiring decision must avoid giving an unfair advantage to anyone with whom they have a personal relationship. In particular, employees should not hire relatives or attempt to influence any decisions about the employment or advancement of people related to or otherwise close to them, unless they have disclosed the relationship to our compliance officer who has approved the decision.

Ownership in Other Businesses

Our investments can cause a conflict of interest. In general, you should not own, directly or indirectly, a significant financial interest in any company that does business with us or seeks to do business with us. You also should not own a significant financial interest in any of our competitors.

Two tests determine if a “significant financial interest” exists:

•	You or a family member owns more than 1% of the outstanding stock of a business or you or a family member has or shares discretionary authority with respect to the decisions made by that business, or

•	The investment represents more than 5% of your total assets or of your family member’s total assets.

If you or a family member has a significant financial interest in a company with whom we do business or propose to do business, that interest must be approved by our compliance officer prior to the transaction.

Notwithstanding the foregoing, non-employee directors of our company may have significant financial interests in or be affiliates of a company with whom we do business or propose to do business as long as the non-employee director is employed by such company and the director:

•	discloses any such relationship promptly after the director becomes aware of it,

•	removes himself or herself from any Board activity that directly impacts the relationship between our company and any such company with respect to which the director has a significant financial interest or is an affiliate, and

•	obtains prior approval of our Board of Directors or its designated committee for any transaction of which the director is aware between our company and any such company.

Outside Employment

Employees are not permitted to take additional part-time jobs or do other work after hours, such as consulting or other fee-earning services.

You may contact our compliance officer for more information about our policies concerning outside employment.

Service on Boards

Serving as a director of another corporation may create a conflict of interest. Being a director or serving on a standing committee of some organizations, including government agencies, also may create a conflict.

Before accepting an appointment to the board or a committee of any organization whose interests may conflict with our company’s interests, you must discuss it with and obtain approval from our compliance officer. This rule does not apply to non-employee directors of our company.

Business Opportunities

Business opportunities relating to the kinds of activities we typically pursue that arise during the course of your employment or through the use of our property or information belong to us. Similarly, other business opportunities that fit into our strategic plans or satisfy our commercial objectives that arise under similar conditions also belong to us. You may not direct these kinds of business opportunities to our competitors, to other third parties or to other businesses that you own or with whom you are affiliated.

Loans

In furtherance of the provisions of the Sarbanes-Oxley Act of 2002 prohibiting companies from making loans to their directors and executive officers, our company will not extend credit in the form of personal loans to any of our employees, officers or directors.

Gifts and Entertainment

We are dedicated to treating fairly and impartially all persons and firms with whom we do business. Therefore, our employees must not give or receive gifts, entertainment or gratuities that could influence or be perceived to influence business decisions. Misunderstandings can usually be avoided by conduct that makes clear that our company conducts business on an ethical basis and will not seek or grant special considerations.

Accepting Gifts and Entertainment

You should never solicit a gift or favor from those with whom we do business. You may not accept gifts of cash or cash equivalents.

You may accept novelty or promotional items or modest gifts related to commonly recognized occasions (such as a promotion, holiday, wedding or retirement) and invitations to a sporting activity, entertainment or meal if such gift or entertainment:

•	is reasonable and customary

•	would not embarrass our company or the people involved if publicly disclosed.

Giving Gifts and Entertaining

Gifts of nominal value and reasonable entertainment for clients, potential clients and other third parties with whom we do business are permitted. However, any gift or entertainment must

•	be reasonable and customary

•	not embarrass our company or the recipient if publicly disclosed.

Under no circumstances can any bribe, kickback, or illegal payment or gift of cash or cash equivalents be made. Also, special rules may apply when dealing with government employees.

If you are not sure whether a specific gift or entertainment is permissible, or if you are dealing with a government employee, contact our compliance officer.

Fair Dealing

We own a reputation as a trustworthy and ethical member of our community and our industry. We are committed to maintaining the highest levels of integrity and fairness within our company. When we fail to negotiate, perform or market in good faith, we may seriously damage our reputation and lose the loyalty of our clients. You must conduct business honestly and fairly and not take unfair advantage of anyone through any misrepresentation of material facts, manipulation, concealment, abuse of privileged information, fraud or other unfair business practice.

Securities Laws and Insider Trading

Because we are a public company, we are subject to a number of laws concerning the purchase and sale of our stock and other publicly traded securities. Regardless of your position with us, if you are aware of what is known as “material inside information” regarding our company, business, affairs or prospects, you may not disclose that information to anyone outside our company, and you are not allowed to buy or sell our stock or other publicly traded securities until the material inside information is known not only by individuals within our company, but also by the general public. The improper use of material inside information is known as insider trading. Insider trading is a criminal offense and is strictly prohibited.

Because we learn information that is not otherwise public from our clients, brokers and other companies with whom we do business or propose to do business, you are not allowed to buy or sell stock or other publicly traded securities of our clients, brokers or other such companies.

Penalties for trading on or communicating material inside information are severe. If you are found guilty of an insider trading violation, you can be subject to civil and even criminal liability. In addition to being illegal, we believe that insider trading is unethical and will be dealt with firmly, which may include terminating your employment with us and reporting violations to appropriate authorities.

For more information about our policies concerning the securities laws, you should refer to our more detailed Procedures and Policies Governing Securities Trading by Employees, Officers and Directors, which is available from our compliance officer. If you have any questions concerning the securities laws or about our policies with regard to those laws, or regarding the correct ethical and legal action to take in a situation involving material inside information, please contact our compliance officer.

Responding to Inquiries from the Press and Others

Our company is subject to laws that govern the timing of our disclosures of material information to the public and others. Only certain designated employees may discuss our company with the news media, securities analysts and investors. All inquiries from outsiders regarding financial or other information about our company should be referred to Keith S. Hynes or N. James Tees.

For more information about our policy concerning press and other inquiries, you should refer to our Procedures and Policies Governing Securities Trading by Employees, Officers and Directors.

Confidentiality

It is important that you protect the confidentiality of Company information. Confidential or proprietary information includes all information that is not generally known to the public and is helpful to the company, or would be helpful to competitors. Proprietary information should be marked accordingly, kept secure and access limited to those who have a need to know in order to do their jobs. When it is necessary for valid business reasons to disclose our confidential or proprietary information, you should consider executing a confidentiality agreement with the proposed recipient of such information. Please contact our compliance officer regarding the appropriateness of a confidentiality agreement with respect to any proposed disclosure.

Our business relations are built on trust, and clients, brokers and other companies with whom we do business or propose to do business count on that trust. If you learn information from them that is not otherwise public, you must keep that information confidential also, regardless of whether our company has executed a confidentiality agreement with such other person.

We must all be sensitive to the impact of comments made over the Internet through public forums such as chat rooms and bulletin boards. In such forums, you may not post any information about the company including comments about our contracts, stock performance, operational strategies, financial results, clients or competitors, even in response to a false statement or question. This applies whether you are at work or away from the office. Our company owns all e-mail messages that are sent from or received through the company’s systems. We may monitor your messages and may be required to disclose them in the case of litigation or governmental inquiry.

Safeguarding Corporate Assets

We have a responsibility to protect company assets entrusted to us from loss, theft, misuse and waste. Company assets and funds may be used only for business purposes and may never be used for illegal purposes. Incidental personal use of telephones, fax machines, copy machines, personal computers, e-mail and similar equipment is generally allowed if it is occasional, there is no significant added cost to us, it does not interfere with your work responsibilities and is not related to an illegal activity or outside business. If you become aware of theft, waste or misuse of our assets or funds or have any questions about your proper use of them, you should speak immediately with your supervisor.

Political Activity

We will fully comply with all political contribution laws. Our funds may not be used for contributions of any kind to any political party or committee or to any candidate or holder of any government position unless such contribution is permitted by law and complies with our company policy. Please contact our compliance officer to determine whether a specific company contribution is permitted.

It is against our policy for you to lobby our other employees on behalf of a political candidate during the work day. It is also against our policy to reimburse an employee for any political contributions or expenditures. Outside normal office hours, you are free to participate in political campaigns on behalf of candidates or issues of your choosing, as well as make personal political contributions.

Equal Employment Opportunity and Anti-Harassment

We are committed to providing equal employment opportunities for all our employees and will not tolerate any speech or conduct that is intended to, or has the effect of, discriminating against or harassing any qualified applicant or employee because of his or her race, color, religion, sex (including pregnancy, childbirth or related medical conditions), national origin, age, physical or mental disability, veteran status or any characteristic protected by law. We will not tolerate discrimination or harassment by anyone – managers, supervisors, co-workers or our clients. This policy extends to every phase of the employment process, including: recruiting, hiring, training, promotion, compensation, benefits, transfers, discipline and termination, layoffs, recalls, and company-sponsored educational, social and recreational programs, as applicable. If you observe conduct that you believe is discriminatory or harassing, or if you feel you have been the victim of discrimination or harassment, you should notify our compliance officer immediately.

Not only do we forbid unlawful discrimination, we take affirmative action to ensure that applicants are employed, and employees are treated during employment, without regard to their race, color, religion, sex (including pregnancy, childbirth or related medical conditions), national origin, age, physical or mental disability, veteran status or any characteristic protected by law.

One of the tenants of this code is that all employees are accountable for promoting equal opportunity practices within our company. We must do this not just because it is the law, but because it is the right thing to do.

We will not retaliate against any employee for filing a good faith complaint under our anti-discrimination and anti-harassment policies or for cooperating in an investigation of any such complaint and will not tolerate or permit retaliation by management, employees or co-workers. To the fullest extent possible, the Company will keep complaints and the terms of their resolution confidential.

Health and Safety

We are committed to providing safe and healthy working conditions by following all occupational health and safety laws governing our activities.

We believe that management and each and every employee have a shared responsibility in the promotion of health and safety in the workplace. You should follow all safety laws and regulations, as well as company safety policies and procedures. You should immediately report any accident, injury or unsafe equipment, practices or conditions.

Accuracy of Company Records

All information you record or report on our behalf, whether for our purposes or for third parties, must be done accurately and honestly. All of our records (including accounts and financial statements) must be maintained in reasonable and appropriate detail, must be kept in a timely fashion, and must appropriately reflect our transactions. Falsifying records or keeping unrecorded funds and assets is a severe offense and may result in prosecution or loss of employment. When a payment is made, it can only be used for the purpose spelled out in the supporting document.

Information derived from our records is provided to our shareholders and investors as well as government agencies. Thus, our accounting records must conform not only to our internal control and disclosure procedures but also to generally accepted accounting principles and other laws and regulations, such as those of the U.S. Securities and Exchange Commission. Our public communications and the reports we file with the U.S. Securities and Exchange Commission and other government agencies should contain information that is full, fair, accurate, timely and understandable in light of the circumstances surrounding disclosure.

Our auditing functions help ensure that our financial books, records and accounts are accurate. Therefore, you should provide our accounting department, audit committee and independent public accountants with all pertinent information that they may request. We encourage open lines of communication with our audit committee, accountants and auditors and require that all our personnel cooperate with them to the maximum extent possible. It is unlawful for you to fraudulently influence, induce, coerce, manipulate or mislead our independent public accountants for the purpose of making our financial statements misleading.

If you are unsure about the accounting treatment of a transaction or believe that a transaction has been improperly recorded or you otherwise have a concern or complaint regarding an accounting matter, our internal accounting controls, or an audit matter, you should confer with any of our compliance officer, outside counsel or chairman of the audit committee of our Board of Directors by contacting any of these individuals as provided in the “Helpful Contact Information” section at the end of this code. If you wish, you may submit your concern anonymously.

Record Retention

Our records should be retained or discarded in accordance with our record retention policies and all applicable laws and regulations. From time to time we may be involved in legal proceedings that may require us to make some of our records available to third parties. Our legal counsel will assist us in releasing appropriate information to third parties and provide you (or your supervisor) with specific instructions. It is a crime to alter, destroy, modify or conceal documentation or other objects that are relevant to a government investigation or otherwise obstruct, influence or impede an official proceeding. The law applies equally to all of our records, including formal reports as well as informal data such as e-mail, expense reports and internal memos. If the existence of a subpoena or a pending government investigation is known or reported to you, you should immediately contact our Counsel and you must retain all records that may pertain to the investigation or be responsive to the subpoena. For further information, you should refer to our Document Retention Policy, which is available from our compliance officer.

Administration of the Code

Distribution

All of our directors, officers and employees will receive a copy of this code, as well as any updates to the code.

Role of Supervisors and Officers

Supervisors and officers have important roles under this code and are expected to demonstrate their personal commitment to this code by fostering a workplace environment that promotes compliance with the code.

Oversight by the Board of Directors

Our compliance officer will report to our Board of Directors or its designate committee regarding issues arising in connection with this code.

Reporting Violations

All employees are obliged to report violations of this code or the law to our compliance officer, or to any other person listed in the “Helpful Contact Information” section at the end of this code, and to cooperate in any investigations into such violations. We prefer that you give your identity when reporting violations, to allow the company to contact you in the event further information is needed to pursue an investigation, and your identity will be maintained in confidence to the extent practicable under the circumstances and consistent with enforcing this code. However, you may anonymously report violations.

Investigations

We will initiate a prompt investigation following any credible indication that a breach of law or this code may have occurred. In the event it is determined that evidence of a violation of the code exists, the individual who is the subject of the investigation will be notified and have an opportunity to respond to the allegations, but such notification may not occur until after records have been reviewed and witnesses interviewed. A person suspected of violating the code can be suspended with or without pay while the investigation is conducted. If there is insufficient evidence of a code violation, the investigation may be closed without notification to the subject of the investigation. Investigations shall be conducted by such officers or external persons as are designated by our Board of Directors (or its designated committee) and with oversight by our Board of Directors (or its designated committee).

Disciplinary Action

If you violate any provision of this code, you may be subject to disciplinary action, up to and including termination of your employment. We will strive to impose discipline for a code violation that fits the nature and particular facts of a violation, including the history of those involved. The company generally will issue warnings or letters of reprimand for less significant, first-time offenses. Violations of a more serious nature may result in suspension without pay, demotion, loss or reduction of bonus or option awards or any combination or termination of employment. Corrective action may also include notifying appropriate authorities. A notation as to disciplinary action taken and any other communications with a violator will be placed in the violator’s personnel file as part of his or her permanent record.

Please be aware that we may seek civil remedies from you and if your violation results in monetary loss to us, you may be required to reimburse us for that loss. If you are involved in a violation, the fact that you reported the violation, together with the degree of cooperation displayed by you and whether the violation is intentional or unintentional, will be given consideration in our investigation and any resulting disciplinary action.

Decisions to take corrective action or a determination that no action is necessary shall be made by such officers or external persons as are designated by our Board of Directors (or its designated committee) and with oversight by our Board of Directors (or its designated committee). Within 14 days of notification of a final discipline decision, an alleged violator can make a written request for reconsideration that will be considered by such officers or external persons as are designated by our Board of Directors (or its designated committee) and with oversight by our Board of Directors (or its designated committee).

No Retaliation

We will not retaliate against anyone who, in good faith, notifies us of a possible violation of law or this code, nor will we tolerate any harassment or intimidation of any employee who reports a suspected violation. In addition, we are subject to certain U.S. “whistleblower” laws that are designed to protect employees from discrimination or harassment for lawful acts done by the employee to provide information to us or certain governmental authorities in investigations with respect to certain matters, including, among others, provisions of federal law relating to workplace safety, the environment, securities fraud and fraud against shareholders.

Approvals

Approvals required under this code should be documented.

Waivers

Any request for a waiver of this code must be submitted in writing to our compliance officer who has authority to decide whether to grant a waiver. However, a waiver of any provision of this code for a director or an executive officer must be approved by our Board of Directors or its designated committee and will be promptly disclosed to the extent required by law or regulation. Our compliance officer will regularly report to our Board of Directors or its designated committee waivers that have been granted to employees.

Certifications

All employees, officers and directors must sign a certificate confirming that they have read and understand this code. We will also require an annual certification of compliance with the code by all officers with the title of Vice President or above. However, failure to read the code or sign a confirmation certificate does not excuse you from complying with this code.

Asking for Help and Reporting Concerns

We take this code seriously and consider its enforcement to be among our highest priorities, but we also acknowledge that it is sometimes difficult to know right from wrong. That is why we encourage open communication. When in doubt, ask. Whenever you have a question or concern, are unsure about what the appropriate course of action is, or if you believe that a violation of the law or this code has occurred:

•	You should talk with your supervisor. He or she may have the information you need, or may be able to refer the matter to an appropriate source, including legal counsel as circumstances warrant.

•	If you are uncomfortable talking with your supervisor, you may also contact any manager in our company with whom you feel comfortable or our compliance officer.

•	In addition, if you have concerns or complaints about accounting or audit matters or our internal accounting controls, you may confer with any of our compliance officer, outside counsel or chairman of the audit committee of our Board of Directors by contacting any of these individuals as provided in the “Helpful Contact Information” section at the end of this code. If you wish, you may submit your concern anonymously.

Helpful Contact Information

Compliance Officer

Sarene Loar, Vice President & Counsel

Address: Max Re Ltd., Ascot House, 28 Queen Street, Hamilton HM 11, Bermuda

Telephone: XXXXXXXXX

Email: XXXXXXXXX

Chairman of the Audit and Risk Management Committee

Bill Heyman, Executive Vice President and Chief Investment Officer, The St. Paul Companies

Address: Mail Code 511D, 385 Washington Street, St. Paul, Minnesota 55102, USA

Telephone: XXXXXXXXX

Email: XXXXXXXXX

Outside Counsel

Kerry Berchem, Partner, Akin Gump Strauss Hauer & Feld LLP

Address: Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, NY 10022,

    USA

Telephone: XXXXXXXXX

Email: XXXXXXXXX

For additional copies of this code, contact:

Sheila Gringley

Address: Max Re Ltd., Ascot House, 28 Queen Street, Hamilton HM 11, Bermuda

Telephone: XXXXXXXXX

Email: XXXXXXXXX

Confirmation Certificate

I have been provided with a copy of the Code of Business Conduct and Ethics of Max Re Capital Ltd. I acknowledge that I have read the code and understand my responsibilities under it. I further acknowledge that I should follow the compliance procedures described in the code if I have any questions or concerns.

Employee Name:
Date: